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                       COMPANY:  WORLD OF SCIENCE, INC.
                                 TICKER: WOSI
                                EXCHANGE:  NMS

                               FORM-TYPE:  10-Q
          Exhibit 11.  Statement re Computation of Per Share Earnings


                       FILING-DATE:  September 14, 1999

                                  Exhibit 11

                            WORLD OF SCIENCE, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)


                                                                 Quarter Ended
                                                                 -------------

Basic Loss Per Share:                                  July 31, 1999        August 1, 1998
                                                       -------------        --------------
Net loss                                                 $ (1,965)             $(1,177)

Weighted average common shares outstanding                  4,760                5,080

Basic loss per share                                     $  (0.41)             $ (0.23)
                                                         ========              =======

Diluted Loss Per Share:

Net loss                                                 $ (1,965)             $(1,177)

Weighted average common shares outstanding                  4,760                5,080

Diluted loss per share                                   $  (0.41)             $ (0.23)
                                                         ========              =======